Exhibit 2.6

The supplemental consolidating data includes separate legal entity data for the Company's entities, Bitcoin Depot Operating, LLC (“BT OpCo”), BT HoldCo, LLC (“BT HoldCo”), and Bitcoin Depot Inc. ("PubCo"). This information is presented to highlight the separate financial statement impacts of the entities.

Management determined that EPS was not presented for periods prior to the Merger as it was not considered to be meaningful. Supplemental consolidating data is as follows (in thousands):

	June 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$43,058	$13	$871	$—	$43,942
Cryptocurrencies	600	—	—	—	600
Accounts receivable	317	—	—	—	317
Prepaid expenses and other current assets	5,431	133	4,213	—	9,777
Total current assets	49,406	146	5,084	—	54,636
Property and equipment:
Furniture and fixtures	635	—	—	—	635
Leasehold improvements	172	—	—	—	172
Kiosk machines - owned	27,100	—	—	—	27,100
Kiosk machines - leased	22,394	—	—	—	22,394
Total property and equipment	50,301	—	—	—	50,301
Less: accumulated depreciation	(25,758)				(25,758)
Total property and equipment, net	24,543	—	—	—	24,543
Intangible assets, net	3,168	—	—	—	3,168
Goodwill	8,717	—	—	—	8,717
Operating lease right-of-use assets, net	2,489	—	—	—	2,489
Security deposits	699	—	—	—	699
Deferred tax asset	41	—	3,245	—	3,286
Due from related parties	10,161	—	295	(10,456)	—
Investment in Subsidiary	—	11,278	—	(11,278)	—
Total Assets	$99,224	$11,424	$8,624	$(21,734)	$97,538

	June 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Liabilities and Stockholders’ Equity
Current:
Accounts payable	$10,275	$3	$48	$—	$10,326
Accrued expenses	19,744	—	1,847	—	21,591
Notes payable	4,366	—	—	—	4,366
Income taxes payable	1,394	—	1,417	—	2,811
Deferred revenue	13	—	—	—	13
Operating lease liabilities, current portion	813	—	—	—	813
Current installments of obligations under finance leases	4,761	—	—	—	4,761
Other tax payable	—	—	2,235	—	2,235
Total current liabilities	41,366	3	5,547	—	46,916
Long-term liabilities:
Note payable, non-current	38,793	—	—	—	38,793
Operating lease liabilities, non-current	1,754	—	—	—	1,754
Obligations under finance leases, non-current	2,653	—	—	—	2,653
Deferred income tax, net	853	—	—	—	853
Due to related parties	295	—	10,160	(10,455)	—
Tax receivable agreement liability	—	—	2,126	—	2,126
Total Liabilities	85,714	3	17,833	(10,455)	93,095
Commitments and Contingencies (Note 22)
Stockholders’ Equity
Series A Preferred Stock, $0.0001 par value; 50,000,000 authorized, 3,075,000 and 3,125,000 shares issued and outstanding, at June 30, 2024 and December 31, 2023, respectively	—	484	—	(484)	—
Class A common stock, $0.0001 par value; 800,000,000 authorized, 17,345,855 and 13,602,691 shares issued, and 17,155,211 and 13,482,047 shares outstanding at June 30, 2024 and December 31, 2023, respectively	—	6,881	1	(6,881)	1
Class B common stock, $0.0001 par value; 20,000,000 authorized, no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—	—	—	—
Class E common stock, $0.0001 par value; 2,250,000 authorized, 1,075,761 shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—	—	—	—
Class M common stock, $0.0001 par value; 300,000,000 authorized, no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—	—	—	—
Class O common stock, $0.0001 par value; 800,000,000 authorized, no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—	—	—	—
Class V common stock, $0.0001 par value; 300,000,000 authorized, 41,193,024 and 44,100,000 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—	4	—	4
Treasury stock	—	—	(437)	—	(437)
Stock subscriptions receivable	—	—	—	—	—
Additional paid-in capital	—	4,115	20,146	(3,530)	20,731
Retained earnings (accumulated deficit)	—	(3,005)	(28,721)	(5,036)	(36,762)
Equity attributed to Bitcoin Depot Inc.	10,914	(44)	—	(10,870)	—
Accumulated other comprehensive loss	(172)	—	(202)	176	(198)
Total Stockholders’ Equity and Equity Attributable to Bitcoin Depot Inc.	10,742	8,431	(9,209)	(26,625)	(16,661)
Equity attributable to non-controlling interests	2,768	2,990	—	15,346	21,104
Total Stockholders’ Equity	13,510	11,421	(9,209)	(11,279)	4,443
Total Liabilities and Stockholders’ Equity	$99,224	$11,424	$8,624	$(21,734)	$97,538

	Six Months Ended June 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Revenue	$301,605	$1,586	$—	$(1,586)	$301,605
Cost of revenue (excluding depreciation and amortization)	257,995	—	—	—	257,995
Operating expenses:
Selling, general, and administrative	27,771	—	1,597	—	29,368
Depreciation and amortization	5,939	—	—	—	5,939
Total operating expenses	33,710	—	1,597	—	35,307
Income from operations	9,900	1,586	(1,597)	(1,586)	8,303
Other (expense) income:
Interest expense	7,824	—	—	—	7,824
Other (expense) income	(29)	—	(11)	—	(40)
(Loss) on foreign currency transactions	265	—	—	—	265
Total other (expense) income	8,060	—	(11)	—	8,049
Income (loss) before provision for income taxes and non-controlling interest	1,840	1,586	(1,586)	(1,586)	254
Income tax (expense) benefit	(254)	—	122	—	(132)
Net (loss) income	1,586	1,586	(1,464)	(1,586)	122
Net income (loss) attributable to non-controlling interest in subsidiary	44	44	—	4,133	4,221
Net (loss) income attributable to Bitcoin Depot Inc.	1,542	1,542	(1,464)	(5,719)	(4,099)
Other comprehensive income (loss), net of tax
Net (loss) income	1,586	1,586	(1,464)	(1,586)	122
Foreign currency translation adjustments	18	—	—	—	18
Total comprehensive (loss) income	1,604	1,586	(1,464)	(1,586)	140
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	44	44	—	4,146	4,234
Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$1,560	$1,542	$(1,464)	$(5,732)	$(4,094)

	Three Months Ended June 30, 2024
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Revenue	$163,066	$5,082	$—	$(5,082)	$163,066
Cost of revenue (excluding depreciation and amortization)	136,708	—	—	—	136,708
Operating expenses:	—	—	—	—
Selling, general, and administrative	14,864	—	898	—	15,762
Depreciation and amortization	2,992	—	—	—	2,992
Total operating expenses	17,856	—	898	—	18,754
Income from operations	8,502	5,082	(898)	(5,082)	7,604
Other (expense) income:
Interest expense	2,880	—	—	—	2,880
Other (expense) income	(23)	—	(11)	—	(34)
(Loss) on foreign currency transactions	138	—	—	—	138
Total other (expense) income	2,995	—	(11)	—	2,984
Income (loss) before provision for income taxes and non-controlling interest	5,507	5,082	(887)	(5,082)	4,620
Income tax (expense) benefit	(429)	—	159	—	(270)
Net (loss) income	5,078	5,082	(728)	(5,082)	4,350
Net income (loss) attributable to non-controlling interest in subsidiary	40	40	—	6,831	6,911
Net (loss) income attributable to Bitcoin Depot Inc.	5,037	5,041	(728)	(11,911)	(2,561)
Other comprehensive income (loss), net of tax
Net (loss) income	5,078	5,082	(728)	(5,082)	4,350
Foreign currency translation adjustments	5	—	—	—	5
Total comprehensive (loss) income	5,083	5,082	(728)	(5,082)	4,355
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	40	40	—	6,831	6,911
Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$5,043	$5,042	$(728)	$(11,913)	$(2,556)